EXHIBIT 11

                             PLAYTEX PRODUCTS, INC.
                        Computation of Earnings Per Share
                (Unaudited, in thousands, except per share data)

                                                   Twelve Months Ended
                                     -----------------------------------------------
                                     December 26,       December 27,    December 28,
                                         1998               1997            1996
                                     ------------       ------------    ------------
Basic Earnings Per Share
------------------------

Net Earnings Available to
   Common Stockholders ............      $34,230          $14,653         $18,199

Weighted Average Common
   Shares Outstanding .............       59,486           50,923          50,883

Net Earnings Per
   Common share ...................      $  0.58          $  0.29         $  0.36
                                         =======          =======         =======

Diluted Earnings Per Share
--------------------------

Net Earnings Available to
   Common Stockholders ............      $34,230          $14,653         $18,199

Weighted Average Common
   Shares Outstanding .............       59,486           50,923          50,883

Assumed Dilutive Effect of
   Stock Options (1) ..............          925               83              56
                                         -------          -------         -------
Weighted Average Common
   Shares Outstanding - Diluted ...       60,411           51,006          50,939

Net Earnings Per
   Common Share ...................      $  0.57          $  0.29         $  0.36
                                         =======          =======         =======

(1)  Based on the Treasury Stock Method